Exhibit 99.1

Shawn A. Taylor Appointed to Noodles & Company Board of Directors

BROOMFIELD, Colo., December 16, 2020 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced the appointment of Shawn A. Taylor as an independent member of its Board of Directors effective December 15, 2020.

Jeff Jones, Chairman of the Board of Noodles & Company commented, “We are thrilled to announce the addition of Shawn Taylor to our Board of Directors. Shawn is a proven leader in the restaurant industry and his strategic, franchising and operational experience will be a tremendous asset for our Company. We are confident he will make significant contributions to Noodles and we welcome him to our Board.”

Mr. Taylor most recently was president and operating partner of Zaxby’s Houston, LLC, a franchisee of the rapidly growing Zaxby’s restaurant chain. Begun in 2013, the franchise operation was sold in 2019. In 2011, Taylor joined a group of business leaders who formed the Houston Baseball Partners, LLC, which lead to the acquisition of the Houston Astros. He sold his interest in the Astros in 2017, but remained as an advisor. In 1996 he founded Family EATS L.P., serving as general partner, president, and CEO of the Taco Bell franchise in Houston, TX. During his tenure, he owned, developed, and operated thirty-three Taco Bell locations, which he successfully sold in 2007. Mr. Taylor started his career as a senior staff auditor at Arthur Andersen & Co., LLP in Dallas, TX.

Mr. Taylor has served on various boards, including Taco Bell’s Franchise Management Advisory Board, the Houston Astros Foundation, Cadence Bank, the accounting advisory council of the University of Texas’ McCombs School of Business, the Houston Zoo, the YMCA of Greater Houston, and the Boys and Girls Club of Houston. He has also received numerous awards throughout his career, including serving as the commencement speaker for the 226th Purdue University graduation and the 2019 Houston Community College graduation. He was awarded the Krannert Business Leadership Award from Purdue University’s Krannert School of Management and the Think Outside the Bun Award by Taco Bell Corporation for his community service following the Gulf Coast hurricanes. He was also named one of the Top 30 Influential Leaders by AACSB International’s Global Accrediting Body for Business Schools and Entrepreneur of the Year by Purdue University’s Krannert School of Management.

Mr. Taylor received his B.S. degree in accounting, with distinction, from Purdue University in 1982.

Mr. Taylor added, “I’m honored to join the Noodles & Company Board of Directors. I’ve been a fan of the brand for many years and I believe Noodles is well positioned for long-term success. I look forward to working with the entire team to help the Company accelerate growth and realize its full potential.”

About Noodles & Company
Since 1995, Noodles & Company has been serving noodles your way, from noodles and flavors that you know and love, to new ones you’re about to discover for the first time. From indulgent Wisconsin Mac & Cheese to good-for-you Zoodles, Noodles serves a world of flavor in every bowl. Made up of more than 450 restaurants and 8,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Contacts:

Investor Relations
investorrelations@noodles.com